CONSENT OF COUNSEL
AIM INVESTMENT FUNDS
     We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the Invesco Emerging Market Local Currency Debt Fund, a portfolio of AIM Investment Funds (the “Trust”), which is included in Post-Effective Amendment No. 94 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-19338), and Amendment No. 95 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05426), on Form N-1A of the Trust.
/s/ Stradley Ronon Stevens & Young, LLP Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
March 23, 2010